UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GETTY IMAGES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 North 34th Street

Seattle, Washington 98103

(206) 925-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Lapham

Senior Vice President and General Counsel

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

(206) 925-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Craig W. Adas, Esq.

Weil, Gotshal & Manges LLP

201 Redwood Shores Pkwy

Redwood Shores, CA 94065

(650) 802-3000

Not Applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

RECENT EVENTS: DEREGISTRATION OF SHARES

The Registration Statement on Form S–3 (Registration No. 333-107952) (the “Registration Statement”) of Getty Images, Inc., a Delaware Corporation (“Getty Images”), pertaining to the registration of up to $265,000,000 in 0.5% Convertible Subordinated Debentures due 2023 and 4,338,574 shares of common stock, par value $0.01 per share (“Common Stock”) (as such amounts may have increased for any stock splits, stock dividend, recapitalization or similar event as well as pursuant to the conversion rate adjustments described in the Registration Statement), of Getty Images, to which this Post–Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on August 13, 2003 and was amended on November 24, 2003.

Getty Images, Abe Investment, L.P., a Delaware limited partnership (“Parent”), and Abe Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on February 24, 2008. On June 20, 2008, at a special meeting of the stockholders of Getty Images, the stockholders of Getty Images voted to adopt the Merger Agreement, as contemplated by the Merger Agreement.

On July 2, 2008 (the “Effective Time”), Getty Images filed a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to which Merger Sub was merged with and into Getty Images, with Getty Images continuing as the surviving corporation (the “Merger”). At the Effective Time, each outstanding share of Common Stock (other than shares held by Parent or any of its subsidiaries, including shares contributed to Parent immediately prior to the completion of the Merger by certain stockholders of Getty Images) was automatically converted into the right to receive $34.00 in cash, without interest.

As a result of the Merger, Getty Images has terminated all offerings of Getty Images securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Getty Images in the Registration Statement to remove from registration, by means of a post–effective amendment, any securities of Getty Images which remain unsold at the termination of the offering, Getty Images hereby removes from registration all securities of Getty Images registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–3 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 2, 2008.

GETTY IMAGES, INC.

By:	/s/ JOHN LAPHAM
John Lapham Senior Vice President and General Counsel